Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-8 of Geospace Technologies Corporation of our report dated November 20, 2020, relating to the consolidated financial statements and financial statement schedule of Geospace Technologies Corporation appearing in the Annual Report on Form 10-K of Geospace Technologies Corporation for the year ended September 30, 2020.

/s/ RSM US LLP

Houston, Texas

August 27, 2021